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                                                                    EXHIBIT 10.2







June 26, 2001


Mr. Tom Bazzone
3862 Naughton Avenue
Belmont, CA 94002


Dear Tom:

I am pleased to offer you the position of Executive Vice President, Chief Operating Officer, and Member of the Board of Directors at Restoration Hardware. I'm confident that you will find Restoration to be an exciting and challenging environment in which to work. This letter will confirm the most important details of our offer to you.

Title                EVP, COO and Member of the Board of Directors

Salary               $300,000 per year, paid bi-weekly.

Management           You will be eligible to participate in the Management
Incentive Program    Incentive Program. Your target eligibility will be up
                     to 50% of your base pay.

Stock Option Grant   400,000 stock options at the fair market value, to have an effective date concurrent with your first day of employment with the Company. Additionally, 50,000 stock options will
                     be granted in May of 2002, and 50,000 will be granted in
                     May of 2003, at the fair market price at that time. The
                     stock options will vest over a 3-year period, with the
                     terms being in accordance with the administrative
                     guidelines of the company's stock option plan.

Severance            Should you be terminated by the company without cause you
                     will receive a payment equal to one year's base salary. In the event that you resign or are terminated by the company for cause, you will not be eligible to receive severance
                     pay. (See Attachment A.)

Change of Control    Should there be a change of control of the company that
                     materially affects your employment, responsibilities or
                     compensation (See Attachment B), you will be eligible to
                     receive a payment equal to one year's base salary, plus a
                     bonus payment equal to your previous year's bonus. In
                     addition, we will accelerate the vesting of your options
                     for one full year.

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
Non-Compete          By accepting this offer you agree not to work in a capacity
Provision            that would compete directly with Restoration Hardware, or
                     solicit any employees of Restoration Hardware for a period of one year following your termination from the company.
                     (See Attachment C.)

Car Allowance        You will receive a car allowance of $500.00 per month.

401(K) Plan &        You will be eligible to participate in the Company's 401(K)
Employee Stock       Plan and Employee Stock Purchase Plan on the first
Purchase Plan        enrollment dates following your date of hire.

Vacation 15 days (3 weeks) per year, with an additional 10 days on or around the 1st of August, 2001, for paternity leave.

Employee Discount    You will be eligible for a 40% associate discount on
                     Restoration merchandise.

The language that follows reflects our standard and legally required offer letter language. We don't mean for it to come across as impersonal, but rather, as sound and necessary information for you to know from the outset of your working relationship with us. The relationship between you and Restoration Hardware is called "at-will employment." This means that employment with the Company is for no specific period of time. As a result, either you or Restoration Hardware are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation, benefits, or the Company's policies, practices and procedures may change from time to time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.

Finally, your employment is contingent on you executing a Proprietary Information and Inventions Agreement and providing the Company with legal proof of your identity and authorization to work in the United States at time of hire.

I am enclosing two copies of this letter. Please sign and return one copy to me on your first day of work and keep the other copy for your files.

Tom, we are very excited about you joining the "Resto" team and look forward to your contributions to the growth and success of the Company.

Sincerely,

/s/ Gary Friedman


Gary Friedman
Chief Executive Officer


I understand and agree to the terms of this offer of employment:

         /s/ Tom Bazzone                              6/26/01
--------------------------------------------  -------------------------
Tom Bazzone                                            Date

cc:      Associate's File


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                                  ATTACHMENT A


SEVERANCE. In the event that you are terminated Not for Cause by Restoration Hardware, Inc., you will be eligible to receive severance pay in the form of salary continuation in an amount equal to twelve (12) months of your then current base salary, plus a bonus payment equal to your previous year's bonus, less applicable deductions and withholdings, payable in regular periodic payments in accordance with Restoration Hardware, Inc.'s policy. In addition, you shall be entitled to continue medical benefit coverage for yourself and your eligible dependents until the later of the date that you become entitled to medical benefits from another employer or the end of the period of salary continuation, subject to your payment of applicable premiums, if any, at the same rate that would have applied had you remained an officer of the Company. We will also accelerate the vesting of your unvested stock options for one year. You acknowledge that except as expressly provided in this offer letter, you will not receive any additional compensation, severance or benefits after your termination of employment. You agree and acknowledge that your right to receive the severance payments shall be conditioned upon your execution of a release agreement with Restoration Hardware, Inc. In the event that Restoration Hardware, Inc. terminates your employment For Cause, Restoration Hardware, Inc. shall pay you all compensation due and owing through the last day actually worked and thereafter the obligations of Restoration Hardware, Inc. under this offer letter shall cease.

DEFINITION OF FOR CAUSE. Restoration Hardware, Inc. may terminate your employment "For Cause". Termination shall be "For Cause" if: (i) there is a serious failure by you to follow a specific, lawful direction or order of the Board of Directors of Restoration Hardware, Inc.; (ii) there is a serious neglect of duty by you; (iii) you exhibit persistent deficiencies in performance or gross incompetence; (iv) you are convicted of, or plead guilty or "no contest" to, a felony involving dishonesty, intentional misconduct or breach of trust or moral turpitude; (v) you die; (vi) you are involved in fraud, misappropriation of trade secrets or embezzlement related to the business or property of Restoration Hardware, Inc.; (vii) you commit a material and serious act of dishonesty or misconduct that is incompatible with service to Restoration Hardware, Inc. or which causes discredit or would reasonably tend to cause discredit to fall upon Restoration Hardware, Inc. or any of its affiliates; or
(viii) you breach any material term of this offer letter. For purposes of this offer letter, the term "Not for Cause" shall mean termination of your employment by Restoration Hardware, Inc. for reasons other than "For Cause."

TERMINATION BY EMPLOYEE. In the event that you elect to terminate your employment for any reason, Restoration Hardware shall pay you all compensation due and owing through the last day actually worked and thereafter the obligations of Restoration Hardware, Inc. under this offer letter shall cease.

DISABILITY. If you are unable to carry out the responsibilities and functions of the position held by you by reason of any physical or mental impairment for more than one hundred twenty (120) days in any twelve-month period, then, to the extent permitted by law, Restoration Hardware, Inc. may terminate your employment. Restoration Hardware, Inc. shall pay to you all compensation to which you are entitled up through the date of termination, and thereafter all obligations of Restoration Hardware, Inc. under this offer letter shall cease. Nothing in this offer letter shall affect your rights under any disability plan in which you are a participant.


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                                  ATTACHMENT B


CHANGE OF CONTROL. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

     (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or
     (ii) such individual's voluntary resignation following

(A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.



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                                  ATTACHMENT C


RESTRICTION ON COMPETITION. To preserve and protect the assets of Restoration Hardware, Inc., including the goodwill and customers of Restoration Hardware, Inc. of which you will have an interest in your role as an employee and officer of Restoration Hardware, Inc., or its subsidiaries, and to preserve and protect the goodwill and business interests of Restoration Hardware, Inc. going forward, and in consideration of the severance and benefits provided to you under the offer letter, you agree that, for a period of one (1) year from your termination of employment for any reason (the "Restricted Period"), you will not directly or indirectly engage in, or have any ownership interest in, or participate in the financing operation, management or control of, any person, firm, corporation or business that engages in the Restricted Business of Restoration Hardware, Inc. "Restricted Business of Restoration Hardware, Inc." mean (a) a retail company, including without limitation, a subsidiary or business unit of such company, where an aggregate of 25% or more of its revenue (including revenue of any subsidiary or business unit) is derived from the home furnishings business, including without limitation, lighting, floor covering, furniture, hardware and tools, or hard goods business or (b) a manufacturer, supplier or other vendor that has a material vendor relationship with the Company.

RESTRICTIONS ON SOLICITATION AFTER TERMINATION. In consideration of the severance and benefits provided to you under the offer letter, you agree that, during the Restricted Period, you shall not, without the prior written consent of Restoration Hardware, Inc., directly or indirectly, including, without limitation, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than Restoration Hardware, Inc. (i) solicit or endeavor to entice away from Restoration Hardware, Inc. any person or entity who is, or during the then most recent 8-month period was, employed by, or had served as an agent or key consultant of Restoration Hardware, Inc., or (ii) solicit or endeavor to entice away from Restoration Hardware, Inc. any person or entity who is, or was within the then most recent 8-month period, a customer of Restoration Hardware, Inc.; (iii) attempt to solicit any business that is related to the business of Restoration Hardware, Inc. or any business that is competitive with Restoration Hardware, Inc. Furthermore, during the Restricted Period, you shall not, for yourself or for any other entity, hire or employ any person who is, or during the then most recent 8-month period was, employed by, or had served as an agent or key consultant of, Restoration Hardware, Inc.